Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

Prologis, L.P.:

We consent to the use of our report dated February 15, 2018, with respect to the consolidated balance sheets of Prologis, L.P. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule III, as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 15, 2018 refers to a change in method of accounting for evaluating whether a transaction qualifies as an acquisition of an asset or business.

/s/ KPMG LLP

Denver, Colorado

July 23, 2018